Exhibit 21



                         Subsidiaries of the Registrant



The following is a list of the subsidiaries of Provident Bancorp, Inc.

               Name                                State of Incorporation

               Provident Bank                      United States of America
               Provest Services Corp.              New York (inactive)
               Provest Services Corp. I            New York
               Provest Services Corp. II           New York
               Provident REIT, Inc.                New York
               Provident Municipal Bank            New York
               Shawangunk Holding Co., Inc.        New York (inactive)













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